Exhibit 99.1

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	Previously reported
	on April 4, 2019	Revised
	February 3, 2019	February 3, 2019	January 28, 2018
ASSETS
Current Assets:
Cash	$731	$731	$2,865
Accounts receivable	28	28	52
Other receivables	4,611	4,611	273
Inventory, net	97,176	97,685	89,548
Prepaid expenses & other current assets	12,640	12,640	7,642
Prepaid catalog costs	2,503	2,503	1,446
Total current assets	117,689	118,198	101,826
Property and equipment, net	167,109	167,109	109,705
Restricted cash	2,354	2,354	4,218
Available-for-sale security	—	6,295	6,323
Goodwill	402	402	402
Other assets, net	2,401	2,401	628
Total assets	$289,955	$296,759	$223,102
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$24,854	$25,363	$17,320
Accrued expenses and other current liabilities	26,330	26,530	25,261
Income taxes payable	218	218	7,631
Current maturities of long-term debt	1,620	500	84
Total current liabilities	53,022	52,611	50,296
Finance lease obligations under build-to-suit leases	23,034	23,034	26,578
Long-term debt, less current maturities	22,322	29,737	1,424
Long-term line of credit	16,542	16,542	—
Deferred tax liabilities	9,775	9,722	2,100
Deferred rent obligations, less current maturities	5,003	5,003	3,355
Total liabilities	129,698	136,649	83,753
Commitments and contingencies
Shareholders' equity:
Treasury stock	(92)	(92)	(57)
Capital stock	89,849	89,849	88,043
Retained earnings	70,739	70,592	48,084
Total shareholders' equity of Duluth Holdings Inc.	160,496	160,349	136,070
Noncontrolling interest	(239)	(239)	3,279
Total shareholders' equity	160,257	160,110	139,349
Total liabilities and shareholders' equity	$289,955	$296,759	$223,102

DULUTH HOLDINGS INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended			Fiscal Year Ended
	Previously Reported			Previously Reported
	on April 4, 2019	Revised		on April 4, 2019	Revised
	February 3, 2019	February 3, 2019	January 28, 2018	February 3, 2019	February 3, 2019	January 28, 2018
Net sales	$250,541	$250,541	$217,805	$568,102	$568,102	$471,447
Cost of goods sold (excluding depreciation and amortization)	119,290	119,290	101,779	257,700	257,700	210,428
Gross profit	131,251	131,251	116,026	310,402	310,402	261,019
Selling, general and administrative expenses	100,946	101,146	86,480	273,021	273,221	223,947
Operating income	30,305	30,105	29,546	37,381	37,181	37,072
Interest expense	2,311	2,311	789	5,949	5,949	1,988
Other income, net	215	215	246	383	383	421
Income before income taxes	28,209	28,009	29,003	31,815	31,615	35,505
Income tax expense	7,590	7,537	9,398	8,503	8,450	11,878
Net income	20,619	20,472	19,605	23,312	23,165	23,627
Less: Net (loss) income attributable to noncontrolling interest	(148)	(148)	77	9	9	276
Net income attributable to controlling interest	$20,767	$20,620	$19,528	$23,303	$23,156	$23,351
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	32,130	32,130	31,901	32,086	32,086	31,853
Net income per share attributable to controlling interest	$0.65	$0.64	$0.61	$0.73	$0.72	$0.73
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,344	32,344	32,311	32,317	32,317	32,285
Net income per share attributable to controlling interest	$0.64	$0.64	$0.60	$0.72	$0.72	$0.72